Contact: Tony Ebersole 208-665-0777

COEUR PROVIDES UPDATE ON NINTH CIRCUIT COURT OF APPEALS RULING

COEUR D’ALENE, Idaho – October 30, 2007 – Coeur d’Alene Mines Corporation (NYSE:CDE) (TSX:CDM) said today that a three-judge panel of the United States Court of Appeals for the Ninth Circuit has issued a ruling that denies the Petitions for Rehearing En Banc filed by Coeur Alaska, the State of Alaska and Goldbelt, Inc. as well the limited Petition for Rehearing filed by the Department of Justice, representing the U.S. Forest Service and the U.S. Army Corps of Engineers.

The same Ninth Circuit three-judge panel had previously ruled on the legal challenge filed by Southeast Conservation Council, the Sierra Club and Lynn Canal Conservation challenging the Kensington Section 404 Permit issued by the U.S. Army Corps of Engineers.  The Federal District Court in Alaska had upheld the permit, and the Plaintiffs appealed that decision to the Ninth Circuit in August, 2006. The Ninth Circuit three-judge panel reversed the District Court on May 22, 2007.  The Department of Justice, representing the U.S. Forest Service and the U.S. Army Corps of Engineers, as well as Coeur Alaska, the State of Alaska and Goldbelt, a native corporation, all asked the Ninth Circuit Court to reconsider the prior May 22 decision.  Today’s order denies the reconsideration by this Court.

The Company is continuing its discussions with the Plaintiffs to explore options for the Kensington Mine to begin production as well as reviewing a possible appeal to the Supreme Court of the United States.

Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and has a strong presence in gold. The company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Nevada and Tanzania.

Cautionary Statement
Company press releases may contain numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the company’s control. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.